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                                                                     Exhibit 2.1


                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of July 16, 1999 (the "Date of this Agreement") by and between SEEC Inc., a Pennsylvania corporation ("SEEC"), and Mozart Systems Corporation, a California corporation ("Mozart").

                                    PREAMBLE

         A. The parties intend that, subject to the terms and conditions of this Agreement, a Delaware corporation to be designated by SEEC, a wholly-owned subsidiary of SEEC ("SEEC Sub") shall be merged with and into Mozart in a statutory merger (the "Merger"), with Mozart to be the surviving corporation of the Merger, all in accordance with the terms and conditions of this Agreement and applicable law.

         B. Upon the effectiveness of the Merger, all the capital stock of Mozart ("Mozart Capital Stock") outstanding immediately prior to the Merger shall be converted into the right to receive the consideration described in
Section 2.1.3 below, and SEEC Sub shall be merged with and into Mozart, all as provided in this Agreement.

         NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and subject to the terms and conditions hereinafter set forth, and intending to be legally bound, the parties to this Agreement agree as follows:

1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

         1.1 "Agreed Value Per Share" means $4.50, which is the value the parties to this Agreement have placed on the shares of SEEC Common Stock to be delivered to the Mozart Controlling Shareholders in accordance with the terms of this Agreement.

         1.2 "Agreement of Merger" means the form of Agreement of Merger attached hereto as Exhibit A.

         1.3 "Bank Debt" means the unpaid principal amount, plus unpaid interest thereon, of the indebtedness of Mozart under its credit facility with Borel Bank and Trust Company.

         1.4 "Closing Cash Amount" means that amount which is equal to Three Million Two Hundred Fifty Thousand Dollars ($3,250,000), less the sum of (i) the Bank Debt, (ii) the Shareholder Debt, (iii) the Corum Fee, (iv) the unpaid portion of any Professional Fees and (v) the amount, if any, by which Working Capital as estimated on the Interim Balance Sheet is less than zero.



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         1.5 "Corum Fee" means the amount payable by Mozart at the Closing to
Software Investments in payment of fees for brokerage services pursuant to that certain Revised Letter of Understanding by and between Software Investments, a subsidiary of Corum Group Ltd., and Mozart dated October 26, 1998.

         1.6 "Effective Time" means the time and date on which the Agreement of Merger is filed with the Delaware Secretary of State and with the California Secretary of State.

         1.7 "Employment Agreement" means the employment agreement between Alan Parnass and SEEC in the form of Exhibit B to this Agreement.

         1.8 "Final Balance Sheet" means the balance sheet as of the Closing Date to be prepared by SEEC in accordance with Section 2.2.3 below.

         1.9 "Interim Balance Sheet" means the balance sheet to be prepared by Mozart and delivered to SEEC three business days prior to the Closing in accordance with Section 2.2.3 below.

         1.10 "Joinder Agreement" means the Joinder Agreement among the Controlling Shareholders and SEEC dated as of the Date of this Agreement.

         1.11 The "Merger" shall mean the merger of SEEC Sub with and into Mozart as contemplated by this Agreement.

         1.12 "Mozart Common Stock" means the Common Stock, of Mozart.

         1.13 "Mozart Controlling Shareholders" means Kim I. and Alan P. Parnass, collectively.

         1.14 "Mozart Convertible Securities" means, collectively, (a) the Mozart Options, and any other warrant, option, right or other security that entitles the holder thereof to purchase or otherwise acquire any shares of the capital stock of Mozart; (b) any note, evidence of indebtedness, stock or other security that is convertible into or exchangeable for any shares of the capital stock of Mozart; and (c) any, warrant, option, right or other security that entitles the holder thereof to purchase or otherwise acquire any Mozart Convertible Security.

         1.15 "Mozart Debt" means collectively the Shareholder Debt and the Bank Debt.

         1.16 "Mozart Dissenting Shares" means any shares of Mozart Common Stock that are held by a Mozart shareholder as to which dissenter's rights to seek payment of the fair value of such shares as provided in Chapter 13 of the California General Corporation Law have been properly exercised and perfected.

         1.17 "Mozart Option Plan" means Mozart's 1990 Stock Option Plan.

         1.18 "Mozart Options" means options to purchase Mozart Common Stock granted by Mozart to its employees under the Mozart Option Plan.





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         1.19 "Mozart Professional Fees" means the legal, accounting and other professional fees and expenses of the merger transaction incurred by Mozart.

         1.20 "Negative Working Capital" means Working Capital less than $0.00.

         1.21 "Pledge Agreement" means the pledge agreement among the Controlling Shareholders and SEEC substantially in the form of Exhibit C to this Agreement.

         1.22 "Pledged Shares" means the 66,667 shares of Restricted Stock, as presently constituted, which are to be pledged to SEEC by the Controlling Shareholders as security for their obligations under the Joinder Agreement.

         1.23 "Restricted Stock" means shares of SEEC Common Stock that have not been registered under the 1933 Act.

         1.24 "SEEC Common Stock" means the Common Stock, $0.01 par value, of SEEC.

         1.25 "Shareholder Debt" means the principal amount of the indebtedness of Mozart to the Controlling Shareholders.

         1.26 "Tax" and "Taxes" means all federal, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, property, sales, use, employment, license, payroll, ad valorem, stamp, occupation, recording, value added or transfer taxes, governmental charges, fees, customs duties, tariffs, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

         1.27 "Working Capital" means the working capital of Mozart determined in accordance with that certain letter of intent dated June 20, 1999 among SEEC, Mozart, and the Controlling Shareholders.

         1.28 "1933 Act" means the Securities Act of 1933, as amended.

         Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1 shall have the meanings assigned to such terms in this Agreement.

2.       PLAN OF MERGER.

         Subject to the terms and conditions of this Agreement, at the Effective Time SEEC Sub shall be merged with and into Mozart pursuant to this Agreement in accordance with applicable provisions of the laws of the State of Delaware and the State of California, as follows:

         2.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without the need for any action on the part of any holder of any shares of stock described below:




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                  2.1.1 Cancellation of Mozart Treasury Stock. Each share of
Mozart Stock (if any) held by Mozart as treasury stock immediately prior to the Effective Time shall be canceled and no payment or other consideration of any kind shall be made or paid with respect thereto.

                  2.1.2. Conversion of SEEC Sub Stock. Each share of the Common Stock of SEEC Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) share of Mozart Common Stock and the shares of Mozart Common Stock into which the shares of SEEC Sub are converted shall be the only shares of Mozart Stock that are issued and outstanding immediately after the Effective Time.

                  2.1.3. Conversion of Mozart Stock. Each share of Mozart Common Stock that is issued and outstanding immediately prior to the Effective Time (other than any Mozart Dissenting Shares as provided in Section 2.3) shall be converted into the right to receive an amount equal to the quotient that results from dividing the Closing Cash Amount by the number of issued and outstanding shares of Mozart Common Stock as of immediately prior to the Closing. Prior to the Closing, all Mozart Options shall have been either exercised, or forfeited by the option holders in a manner acceptable to SEEC.

         2.2      Additional Consideration; Post Closing Adjustment

                  2.2.1 Additional Consideration. As additional consideration for the Merger, at the Effective Time, SEEC will, or will cause the Surviving Corporation, to:

                  A. Pay in cash the full amount of all principal and interest then due under the Bank Debt, and obtain from the lender a termination of all security and guarantee agreements relating thereto, and a full release and return of all security pledged thereunder;

                  B. Pay the Shareholder Debt by the issuance and delivery of 222,222 shares of Restricted Stock plus cash equal to (x) the amount of the Shareholder Debt minus (y) One Million Dollars ($1,000,000); and

                  C. Pay the Corum Fee for services provided to Mozart in connection with the Merger in the amount of Two Hundred Twenty Thousand Dollars ($220,000).

                  2.2.2 Post Closing Adjustments. SEEC shall internally prepare the Final Balance Sheet and deliver it to the Controlling Shareholders within ten (10) days after the Closing.

                  A. To the extent that Working Capital as set forth on the Final Balance Sheet is greater than $0, the Closing Cash Amount shall be increased by an amount equal to the lesser of (i) the increase in the aggregate principal amount of the Bank Debt and the Shareholder Debt between April 30, 1999 and Closing or (ii) the amount by which Working Capital at Closing is in excess of $0, in each case reduced by any (a) payments of the monthly retainer fees under the agreement pursuant to which the Corum Fee is due, or other Mozart Professional Fees made by Mozart after April 30, 1999 and (b) any payments to the Controlling Shareholders in excess of





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the limitations set forth in Section 5.1.4 (d); provided, however, that no adjustment to the Closing Cash Amount shall be payable unless the aggregate principal amounts of the Bank Debt and the Shareholder Debt as of the Closing is greater than the aggregate principal amounts of the Bank Debt and the Shareholder Debt as of April 30, 1999. Subject to the dispute resolution provisions of Section 2.2.3, any upward adjustment in the Closing Cash Amount shall be payable within twenty business days after the Closing.

                  B. In the event Negative Working Capital as set forth on the Final Balance Sheet is greater than the amount of Negative Working Capital as set forth on the Interim Balance Sheet, the difference shall be recoverable against the Pledged Shares as provided in the Joinder Agreement, without regard to any deductible amount, on a dollar-for-dollar basis.

                  2.2.3 Procedures for Dispute Resolution. If the Controlling Shareholders do not agree with the amounts set forth on the Final Balance Sheet, the Controlling Shareholders shall promptly so notify SEEC. Should the Controlling Shareholders and SEEC be unable to reach agreement on the Final Balance Sheet, the disputed amounts shall be determined by arbitration as described in Section 10.3.2 of the Joinder Agreement.

         2.3 Mozart Dissenting Shares. Holders of Mozart Dissenting Shares (if any) shall be entitled to their rights under Subchapter 13 of the California General Corporation Law (the "CGCL") with respect to such shares and such Mozart Dissenting Shares shall not be converted into the right to receive the cash amounts. Mozart Stock as to which dissenting shareholders' rights of appraisal under the CGCL have not been properly perfected shall, when such dissenting shareholders' rights can no longer be exercised, be converted into the right to receive the cash amounts provided in this Section 2.

         2.4 Effects of the Merger. Subject to the provisions of this Agreement, at and upon the Effective Time: (a) the separate existence of SEEC Sub shall cease and SEEC Sub shall be merged with and into Mozart, and Mozart shall be the surviving corporation of the Merger (the "Surviving Corporation") pursuant to the terms of this Agreement; (b) the Articles of Incorporation of Mozart shall be the Articles of Incorporation of the Surviving Corporation; (c) the Bylaws of Mozart shall be the Bylaws of the Surviving Corporation, except to the extent determined by SEEC prior to the Closing and; (d) each share of Mozart Stock outstanding immediately prior to the Effective Time shall be converted as provided in this Section 2; (e) the persons who are the officers and directors of SEEC Sub immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation immediately after the Effective Time; and
(f) the Merger shall, from and after the Effective Time, have all of the effects provided by applicable law.

         2.5 Further Assurances. Mozart agrees that if, at any time after the Effective Time, SEEC considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to be obtained from Mozart or its officers or directors, to consummate the Merger or to carry out the purposes of this Agreement at or after the Effective Time, then SEEC, Mozart and their respective officers and directors may execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to consummate the Merger and to carry out the purposes of this Agreement, in the name of Mozart or otherwise.




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         2.6 Tax and Accounting Treatment. The parties intend the Merger to be treated as a purchase of assets for tax and accounting purposes.


3.       REPRESENTATIONS AND WARRANTIES OF MOZART

         Mozart hereby represents and warrants to SEEC that, except as set forth in the disclosure schedules attached to this Agreement, each of the following representations and statements in this Section 3 are true and correct as of the Date of this Agreement:

         3.1 Organization and Good Standing. Mozart is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to transact business as a foreign corporation in each jurisdiction in which a failure to be so qualified would have a material adverse effect on its operations or financial condition.

         3.2  Power, Authorization and Validity.

                  3.2.1 Mozart has the full corporate right, power and authority to enter into, execute, deliver and perform its obligations under this Agreement and each other agreement or document to which Mozart is to be a party or which Mozart is to execute pursuant to, or with SEEC concurrently with the execution of, this Agreement (collectively, the "Mozart Ancillary Agreements"), and Mozart has all requisite corporate power and authority to consummate the Merger in accordance with the terms of this Agreement, subject to obtaining the requisite approval of the Merger by Mozart's shareholders. The execution, delivery and performance of this Agreement and each of the Mozart Ancillary Agreements have been duly and validly approved and authorized by all necessary corporate action on the part of Mozart's Board of Directors. To the best knowledge of Mozart, each of the Controlling Shareholders has all requisite power and authority to enter into (i) their respective Non-Competition Agreements, (ii) the Pledge Agreement, (iii) the Joinder Agreement, and (iv) each other agreement to which either of them is or will be a party pursuant to the terms of this Agreement (collectively, the "Affiliates' Agreements").

                  3.2.2 No filing, authorization, consent, approval or order, governmental or otherwise, is necessary or required to enable Mozart to enter into, and to perform its obligations under, this Agreement and/or any of the Mozart Ancillary Agreements, except for (a) the filing of the Agreement of Merger with the offices of the Delaware Secretary of State and the filing of the Articles of Merger with the California Secretary of State and the filing of appropriate documents with the relevant authorities of other states in which Mozart is qualified to do business, if any, (b) such filings as may be required to comply with federal and state securities laws, and (c) the approval by the Mozart shareholders of the transactions contemplated hereby.





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                  3.2.3 This Agreement and the Mozart Ancillary Agreements are,
or when executed by Mozart shall be the valid and binding obligations of Mozart, enforceable in accordance with their respective terms.

         3.3  Capitalization of Mozart.

                  3.3.1 Outstanding Stock. The authorized capital stock of Mozart consists entirely of 10,000,000 shares of Common Stock, of which 1,014,500 shares are issued and outstanding, and no other shares of Mozart Common Stock are authorized, issued or outstanding. All issued and outstanding shares of Mozart's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, have been offered, issued, sold and delivered by Mozart in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of all applicable federal and state securities laws, are not subject to any claim, lien or preemptive right created by any action or agreement of Mozart or any right of rescission enforceable against Mozart, and, to the best knowledge of Mozart, are not subject to any claim, lien, preemptive right or right of rescission created by any act or omission of any Mozart shareholder. A list of all holders of Mozart's capital stock and the number of shares held by each is set forth in Exhibit 3.3.1.

                  3.3.2 No Options, Warrants or Rights. Except for options to purchase a total of 50,000 shares of Mozart Common Stock granted under the Mozart Option Plan which are outstanding on the Date of this Agreement, there are no other Mozart Convertible Securities or other options, warrants, convertible securities or other securities, calls, commitments, conversion privileges, preemptive rights or other rights or agreements outstanding to purchase or otherwise acquire (whether directly or indirectly) any shares of Mozart's authorized but unissued capital stock or any securities convertible into or exchangeable for any shares of Mozart's capital stock or obligating Mozart to grant, issue, extend, or enter into any such option, warrant, convertible security, other security, call, commitment, conversion privilege, preemptive right or other right or agreement, and there is no liability for dividends accrued but unpaid. A total of 250,000 shares of Mozart Common Stock are reserved for issuance under the Mozart Option Plan, 14,500 of which have been issued as of the Date of this Agreement. To the best knowledge of Mozart, no person or entity holds or has any option, warrant or other right to acquire any issued and outstanding shares of the capital stock of Mozart from any holder of shares of the capital stock of Mozart and, to the best knowledge of Mozart, no Mozart shareholder is obligated to enter into or grant any such option, warrant or other right. A list of all holders of Mozart Options and the number of Mozart Options held by each such person is set forth in Exhibit 3.3.2.

                  3.3.3 No Voting Arrangements or Registration Rights. There are no voting agreements, voting trusts, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) under any agreements, contracts or understanding to which Mozart is a party or which are binding on Mozart that are applicable to any of Mozart's outstanding securities. To Mozart's best knowledge, there are no voting agreements, voting trusts, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) under any agreement, contract or understanding not described in the first sentence of this Section 3.3.3 that apply to any of Mozart's outstanding securities or to any securities issuable upon the conversion of any






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Mozart securities in the Merger. Mozart is not under any obligation to register under the 1933 Act any of its presently outstanding securities or any securities that may be subsequently issued by Mozart.

         3.4 No Subsidiaries; Not a Subsidiary. Mozart does not have any subsidiaries or any interest, direct or indirect, in any corporation, partnership, limited liability company, joint venture or other business entity. Mozart has never been a subsidiary of any corporation, partnership, limited liability company, joint venture or other business entity.

         3.5 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall conflict with, or (with or without notice or lapse of time, or both) result in: (a) a termination, breach or violation of (i) any provision of the Articles of Incorporation or Bylaws of Mozart, as currently in effect, or (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Mozart or its assets or properties; or (b) a termination, material breach, impairment or violation of any material instrument, agreement, contract or commitment to which Mozart is a party or by which Mozart or its assets or properties are bound. The consummation of the Merger by Mozart shall not require the consent of any third party (other than the approval of Mozart's shareholders) and no agreement to which Mozart is a party requires that any other party thereto consent to the Merger.

        3.6 Litigation. There is no action, suit, arbitration, proceeding, claim or investigation pending against Mozart or any officer or director of Mozart in their capacity as such, or to the best knowledge of Mozart, against any shareholder or other security holder of Mozart in their capacity as such, before any court, administrative agency, tribunal, arbitrator or arbitration panel or other dispute resolution forum that, if determined adversely to Mozart or any officer, director, shareholder or other security holder of Mozart, may reasonably be expected to have a material adverse effect on the present or future operations or financial condition of Mozart, nor, to the best of Mozart's knowledge, has any such action, suit, arbitration, proceeding, claim or investigation been threatened. To the best knowledge of Mozart, no person, firm, corporation or other entity has a legally valid claim upon which legal or equitable relief may be had against Mozart, or, to the best knowledge of Mozart, against any Mozart security holder based upon: (a) ownership, rights to ownership, or options, warrants or other rights to acquire ownership, of any shares of the capital stock of Mozart; or (b) any rights as a Mozart shareholder, including any option, warrant or preemptive rights or rights to notice or to vote. There is no judgment, decree, injunction, rule or order of any governmental entity or agency, court, arbitrator or other dispute resolution forum outstanding against Mozart. There is, to the best of Mozart's knowledge, no basis for any party to successfully assert a claim for any material damages or injunctive or other equitable relief against Mozart based on a claim that any product or service developed, owned, marketed, provided, distributed or used by Mozart (a) infringes any intellectual property rights of any third party, (b) was or is defective in any material respect, or did not or shall not perform in accordance with any warranty, (c) was not or is not suitable for a use for which it was intended, or (d) did not conform to or comply with applicable law.

         3.7 Taxes. Mozart has timely filed all federal, state, local and foreign Tax returns required to be filed, has timely paid all Taxes required to be paid in respect of all periods for





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which returns have been filed, has established an adequate accrual or reserve for the payment of all Taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns, has made all necessary estimated tax payments, and has no material liability for Taxes in excess of the amount so paid or accruals or reserves so established. Mozart is not delinquent in the payment of any tax and is not delinquent in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed. Mozart has not received any notification that any material issues have been raised (and are currently pending) by the Internal Revenue Service or any other taxing authority (including but not limited to any sales tax authority) and no tax return of Mozart has ever been audited by the Internal Revenue Service or any other taxing agency or authority. No Tax liens have been filed against any assets of Mozart. Mozart elected to be treated as an "S" corporation pursuant to elections filed with the California Franchise Tax Board and the Internal Revenue Service beginning with the tax year ended December 31, 1985; since the date of such elections, neither Mozart nor either of the Controlling Shareholders has taken any action which would invalidate such elections, and Mozart is not aware of any fact or circumstance which could invalidate such elections.


         3.8 Mozart Financial Statements. Mozart has delivered to SEEC as
Exhibit 3.8: (i) Mozart's draft unaudited balance sheet as of April 30, 1999 (the "Financial Statement Date") and unaudited statement of operations for the 12 month period ended April 30, 1999 (such balance sheets and such statements of operations are hereinafter collectively referred to as the "Financial Statements"). The Financial Statements and the Interim Balance Sheet when delivered (a) are and will be in accordance with the books and records of Mozart, and (b) do and will fairly present the financial condition of Mozart at the dates therein indicated and the results of operations for the periods therein specified. Mozart has no material debt or liability of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not, reflected or reserved against in the Financial Statements, except for those that may have been incurred after the Financial Statement Date in the ordinary course of its business consistent with past practice and reflected on the Interim Balance Sheet. All reserves established by Mozart and set forth in the Financial Statements were reasonably adequate. At the Financial Statement Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) which are not adequately provided for in the Financial Statements as required by said Statement No. 5.

         3.9 Title to Properties. Mozart has good and marketable title to all of its assets and properties as shown on the Financial Statements, free and clear of all liens, mortgages, security interests, claims, charges, restrictions or encumbrances. All machinery, vehicles, equipment and other tangible personal property included in such assets and properties are in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which Mozart is a party are fully effective and afford Mozart peaceful and undisturbed possession of the property leased thereunder in accordance with the terms of such leases. To its best knowledge, Mozart is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties (the violation of which would have a material adverse effect on its business), and Mozart has not received any notice of violation with which it has not complied. Mozart does not





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own any real property. The assets and properties shown on the Financial
Statements include (without limitation) all Intellectual Property Rights (as defined in paragraph 3.13.1 hereof) in all software programs then and now owned by Mozart as well as all modifications of the same under development, and all other computer software programs currently under development by Mozart (collectively, the "Mozart Software")

         3.10 Absence of Certain Changes. Since the Financial Statement Date, there has not been with respect to Mozart any:

                  (a) material adverse change in the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of Mozart that occurred prior to the Date of this Agreement;

                  (b) amendments or changes in the Articles of Incorporation or Bylaws of Mozart;

                  (c) (i) incurrence, creation, assumption or guarantee by Mozart of (A) any mortgage, security interest, pledge, lien or other encumbrance on any of the assets or properties of Mozart or (B) any material obligation, liability or indebtedness for borrowed money; or (ii) issuance or sale of any debt or equity securities of Mozart or any options or other rights to acquire from Mozart, directly or indirectly, any debt or equity securities of Mozart;

                  (d) payment or discharge of a material lien or liability thereof, which lien was not either shown on the Financial Statements or incurred in the ordinary course of business after the Financial Statement Date;

                  (e) purchase, license, sale or other disposition, or any agreement or other arrangement for the purchase, license, sale or other disposition, of any of the assets or properties of Mozart other than in the ordinary course of business;

                  (f) damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of Mozart;

                  (g) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, any of the capital stock of Mozart, any split, combination or recapitalization of any of the capital stock of Mozart or any direct or indirect redemption, purchase or other acquisition by Mozart of any of the capital stock of Mozart or any change in any rights, preferences, privileges or restrictions of any outstanding security of Mozart;

                  (h) change or increase in the compensation payable or to become payable to any of the officers or employees of Mozart, or any bonus or pension, insurance or other benefit payment or arrangement (including without limitation stock awards, stock appreciation rights or stock option grants) made to or with any of such officers, employees or agents except in connection with normal employee salary or performance reviews or otherwise in the ordinary course of business consistent with past practice;






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                  (i) addition, resignation or termination of members of the management, supervisory or other key personnel of Mozart;

                  (j) obligation or liability incurred by Mozart to any of its officers, directors or shareholders except normal compensation and expense allowances payable to officers;

                  (k) making of any loan, advance or capital contribution to, or any investment in, any officer, director or shareholder other than (i) travel loans or advances made in the ordinary course of business of Mozart and (ii) other loans and advances in an aggregate amount which does not exceed $10,000 outstanding at any time;

                  (l) entering into, amendment of, relinquishment, termination or non-renewal by Mozart of any material contract, lease transaction, commitment or other material right or obligation other than in the ordinary course of business;

                  (m) any transfer or grant of a right under any of the Mozart Intellectual Property Rights (as defined in Section 3.13 below), other than those transferred or granted in the ordinary course of Mozart's business; or

                  (n) any agreement or arrangement made by Mozart to take any action which, if taken prior to the Date of this Agreement, would have made any representation or warranty of Mozart set forth in this Agreement untrue or incorrect as of the date when made.

         3.11 Contracts and Commitments. Exhibit 3.11 sets forth a list of each of the following written or oral contracts, agreements, commitments or other instruments which are currently in effect and to which Mozart is a party or to which Mozart or any of its assets or properties is bound:

                  (a) contract with or commitment to any labor union;

                  (b) continuing contract for the future purchase, sale or manufacture of products, material, supplies, equipment or services requiring payment to or from Mozart in an amount in excess of $10,000 per annum which is not terminable on 120 days' or less notice without cost or other liability to Mozart at or at any time after the Effective Time or in which Mozart has granted or received manufacturing rights, most favored nations pricing provisions or exclusive marketing rights relating to any product, group of products or territory;

                  (c) contract providing for the development of software by or for Mozart, or for the license of software to or from Mozart, which software is used or incorporated in any products currently distributed or services currently provided by Mozart or is contemplated to be used or incorporated in any products to be distributed or services to be provided by Mozart (other than software generally available to the public which is currently licensed to Mozart at a per copy license fee of less than $1,000 per copy);

                  (d) joint venture or partnership contract or agreement or other agreement which involves a sharing of profits or losses;

                  (e) contract or commitment for the employment of any officer, employee or consultant of Mozart or any other type of contract or understanding with any officer, employee or consultant of Mozart which is not immediately terminable by Mozart without cost or other liability;

                  (f) indenture, mortgage, promissory note, loan agreement, guarantee, security agreement or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

                  (g) lease or other agreement under which Mozart is lessee of or holds or operates any items of tangible personal property or real property owned by any third party;

                  (h) agreement or arrangement for the sale of any assets, properties or rights, other than in the ordinary course of business;

                  (i) agreement which restricts Mozart from engaging in any aspect of its business or competing in any line of business in any geographic area;

                  (j) Mozart Intellectual Property Rights Agreement (as defined in Section 3.13 below), including but not limited to all source code escrow agreements for any Mozart Software, identifying for each whether any source code has, or has not, been released thereunder to any third party other than the source code escrow agent;

                  (k) any agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or other securities of Mozart or any options, warrants or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor;

                  (l) any marketing agreements wherein Mozart has agreed to resell or distribute software or other products of any third party;

                  (m) any marketing agreement wherein Mozart has agreed to permit any third party to resell or distribute any Mozart Software or other Mozart products or services; or

                  (n) any other agreement, contract, commitment or instrument that is material to the business of Mozart or involves a commitment in excess of $10,000 by Mozart.

                  A copy of each agreement or document required to be listed on
Exhibit 3.11 (collectively, the "Mozart Material Agreements") has been delivered to SEEC's counsel. No consent or approval of any third party (including but not limited to any consent to assignment) is required to ensure that, following the Effective Time, any Mozart Material Agreement (other than the agreements of Mozart listed in Exhibit 3.11 hereto) shall continue to be in full force and effect without any breach or violation thereof caused by virtue of the Merger or any other transaction called for by this Agreement.

         3.12 No Default. Mozart is not in breach or default in any material respect under any contract, agreement, commitment or other instrument or obligation that is required to be listed on Exhibit 3.11 or that is otherwise material to the business of Mozart. Mozart has no material liability for renegotiation of government contracts or subcontracts, if any.

         3.13  Intellectual Property.

                  3.13.1 As used herein, the term "Intellectual Property Rights" means, collectively, all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, trade dress, copyrights, copyright applications, licenses, inventions, know-how, trade secrets, customer lists, proprietary processes and formulae, software source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records. Mozart owns, or has the right to use, sell or license, all Intellectual Property Rights that are necessary or required for the conduct of its business as presently conducted (such Intellectual Property Rights collectively referred to as the "Mozart Intellectual Property Rights"), and such rights to use, sell or license are sufficient for such conduct of its business as presently conducted.

                  3.13.2 The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby shall not constitute a material breach or default of any instrument, contract, license or other agreement granting, licensing or otherwise governing or affecting any Mozart Intellectual Property Right (the "Mozart Intellectual Property Rights Agreements"), shall not cause the forfeiture or termination or give rise to a right of forfeiture or termination, of any Mozart Intellectual Property Right or materially impair the right of Mozart or the Surviving Corporation to use, sell or license any Mozart Intellectual Property Right or portion thereof (except where such breach, forfeiture or termination would not have a material adverse effect on Mozart). There are no royalties, honoraria, fees or other payments payable by Mozart to any person by reason of the ownership, use, license, sale or disposition of any of the Mozart Intellectual Property Rights.

                  3.13.3 Neither the manufacture, marketing, license, sale or presently intended use of any product or service currently licensed, marketed, sold or provided by Mozart or currently under development by Mozart, nor any trademark, trade name or service mark used or licensed by Mozart, violates any license or agreement between Mozart and any third party or, to the best knowledge of Mozart, in its current form, infringes any Intellectual Property Right of any other party; and there is no pending or threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Mozart Intellectual Property Right nor, to the best knowledge of Mozart, is there any basis for any such claim, nor has Mozart received any notice asserting that any Mozart Intellectual Property Right or the proposed use, sale, license or disposition thereof conflicts or shall conflict with the rights of any other party, nor, to the best knowledge of Mozart, is there any basis for any such assertion. To the best knowledge of Mozart, no employee, consultant or independent contractor of Mozart is in violation of any term of any non-competition agreement relating to the right of any such employee, consultant or





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



independent contractor to be employed or hired by Mozart. To the best knowledge of Mozart, no product or technology licensed, marketed or sold by Mozart or currently under development by Mozart incorporates, uses or is based on, any misappropriated Intellectual Property Rights of any third party.

                  3.13.4 Mozart has taken reasonable and practicable steps designed to protect, preserve and maintain the secrecy and confidentiality of all its proprietary software, source codes and other trade secrets and all Mozart's proprietary rights therein. To the best knowledge of Mozart, no third party has, or has had access to, a copy of the source code of any Mozart Software except as identified on Exhibit 3.13. All officers, employees, consultants and independent contractors of Mozart who (a) have had access to proprietary information of Mozart or any of its suppliers, vendors, licensees or customers or (b) who have participated in any manner in the creation, design or development of any software, technology, product or service developed by or for Mozart, have executed and delivered to Mozart an agreement regarding the protection of such proprietary information and the assignment of inventions to Mozart in the form provided to SEEC's counsel, and copies of all such executed agreements have been delivered to SEEC's counsel and identified on Exhibit 3.13.

                  3.13.5 Exhibit 3.13 contains a list of all Mozart Software, as well as worldwide applications, registrations, filings and other formal actions made or taken pursuant to federal, state and foreign laws by Mozart to secure, perfect or protect its interest in Mozart Intellectual Property Rights, including, without limitation, all patents, patent applications, copyrights (whether or not registered), copyright applications, trademarks and service marks (whether or not registered) and trademark and service mark applications.

                  3.13.6 Except as listed in Exhibit 3.13.6, to the best knowledge of Mozart, all software incorporated by Mozart in any products it has produced and sold, including all updates thereto (collectively, the "Distributed Software"), will, prior to December 1, 1999, correctly handle the change of the century in a standard and compliant manner, including the year 2000 and beyond as well as leap years and the absence of leap years, and will operate accurately in all respects with respect to date related operations. For purposes of this Agreement, compliance with the foregoing shall mean that the Distributed Software will operate and correctly process such that (i) calculations using dates execute utilizing a four digit year, (ii) the Distributed Software functionality, including but not limited to, entry, inquiry, maintenance, update and display (whether on-line, batch or otherwise) shall support four digit year processing, (iii) interfaces and reports shall support four digit year processing, (iv) successful transition to the year 2000 using the correct system date shall occur without human intervention, (v) after transition to the year 2000, processing with a four digit year shall occur without human intervention,
(vi) all leap years shall be calculated correctly, (vii) correct results shall be produced in forward and backward date calculations spanning century boundaries, including the conversion of previous years currently stored as two digits, and (viii) the Distributed Software complies with industry standards regarding the change of the century and year 2000 compliance.

         3.14 Compliance with Laws. Mozart has complied, and is in full compliance, in all material respects, with all applicable federal, state, local or foreign laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it, its business or its assets and properties (the violation of which would have a material adverse effect upon its business). Mozart holds all permits, licenses, consents and approvals from, and has made all filings with any government agencies and authorities that are necessary in connection with its present business.

         3.15 Certain Transactions and Agreements. None of the officers or directors of Mozart, nor any member of their immediate families, has any direct or indirect ownership interest in any firm or corporation that directly competes with, or does business with, or has any contractual arrangement with Mozart (except with respect to any interest in less than one percent (1%) of the stock of any corporation whose stock is publicly traded). None of said officers or directors, nor any member of their immediate families, is directly or indirectly interested in any contract or informal arrangement with Mozart, except for normal compensation for services as an officer, director or employee thereof that have been disclosed to SEEC. None of said officers or directors or family members has any interest in any property, real or personal, tangible or intangible, including any Mozart Intellectual Property Rights or any other Intellectual Property Rights, used in or pertaining to the business of Mozart, except for the normal rights of a shareholder.

         3.16. Employees, ERISA and Other Compliance.

                  3.16.1 Mozart is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters. A list of all employees, officers and consultants of Mozart and their current compensation is set forth on Exhibit 3.16.1, which has been delivered to SEEC. Mozart does not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

                  3.16.2 Mozart (i) has never been, and is not now, subject to a union organizing effort, (ii) is not subject to any collective bargaining agreement with respect to any of its employees, (iii) is not subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization, and (iv) has no current labor disputes. Mozart has good labor relations, and has no knowledge of any facts indicating that the consummation of the transactions contemplated hereby shall have a material adverse effect on such labor relations, and has no knowledge that any of its key employees intends to leave its employ.

                  3.16.3 Exhibit 3.16.3 identifies (a) each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (b) all other written plans or agreements involving direct or indirect compensation or benefits (including any employment agreements entered into between Mozart and any employee of Mozart, but excluding worker's compensation, unemployment compensation and other government-mandated programs) currently or previously maintained, contributed to or entered into by Mozart under which Mozart or any ERISA Affiliate (as defined below) of Mozart has any present or future obligation or liability (collectively, the "Mozart EMPLOYEE PLANS"). For purposes of this Section, "ERISA AFFILIATE" means any entity which is a member of (A) a "controlled group of corporations," as defined in Section 414(b) of the Code, (B) a group of entities under "common control," as defined in Section 414(c) of the Code, or
(C) an "affiliated service group," as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes Mozart. Copies of all Mozart Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof (including summary plan descriptions) have been delivered to SEEC or its counsel. All Mozart Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in Section 3(2) of ERISA (collectively, the "Mozart PENSION PLANS"), are identified as such in
Exhibit 3.16.3. All contributions due from Mozart with respect to any of the Mozart Employee Plans have been made as required under ERISA or have been accrued on Mozart's financial statements as of the Financial Statement Date. Each Mozart Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code, which are applicable to such Mozart Employee Plans.

                  3.16.4 No Mozart Pension Plan constitutes, or has since the enactment of ERISA constituted, a "multiemployer plan," as defined in Section 3(37) of ERISA. No Mozart Pension Plans are subject to Title IV of ERISA. No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Mozart Employee Plan which is covered by Title I of ERISA which would result in a material liability to Mozart, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Mozart Employee Plan has or shall make Mozart or any officer or director of Mozart subject to any material liability under Title I of ERISA or liable for any material tax (as defined in Section 3.7) or penalty pursuant to Sections 4972, 4975, 4976 or 4979 of the Code or
Section 502 of ERISA.

                  3.16.5 Any Mozart Pension Plan which is intended to be qualified under Section 401(a) of the Code (a "Mozart 401(a) PLAN") is so qualified and has been so qualified during the period from its adoption to date, and the trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. Mozart has delivered to SEEC or its counsel a complete and correct copy of the most recent Internal Revenue Service determination letter with respect to each Mozart 401(a) Plan.

                  3.16.6 Exhibit 3.16.6 lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which (a) is not a Mozart Employee Plan, (b) is entered into, maintained or contributed to by Mozart and (c) covers any employee or former employee of Mozart. Such contracts, plans and arrangements as are described in this Section 3.16.6 are hereinafter collectively referred to as the "Mozart BENEFIT ARRANGEMENTS." Each Mozart Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Mozart Benefit Arrangement. Mozart has delivered to SEEC or its counsel a complete and correct copy or description of each Mozart Benefit Arrangement.

                  3.16.7 Since April 30, 1999, there has been no amendment to, written interpretation or announcement (whether or not written) by Mozart relating to, or change in employee participation or coverage under, any Mozart Employee Plan or Mozart Benefit Arrangement that would increase materially the expense of maintaining such Mozart Employee Plan or Mozart Benefit Arrangement.

                  3.16.8 Mozart has provided, or shall have provided prior to the Closing, to individuals entitled thereto all required notices and coverage pursuant to Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date, and no material Tax payable on account of Section 4980B of the Code has been incurred with respect to any current or former employees of Mozart (or their beneficiaries).

                  3.16.9 No benefit payable or which may become payable by Mozart pursuant to any Mozart Employee Plan or any Mozart Benefit Arrangement or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code. Mozart is not a party to any (a) agreement with any executive officer or other key employee of Mozart (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Mozart in the nature of any of the transactions contemplated by this Agreement and the Merger, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which shall be materially increased, or the vesting of benefits of which shall be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement and the Merger or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement and the Merger.

         3.17 Corporate Documents. Mozart has made available to SEEC for examination all documents that have been requested by SEEC's legal counsel to the extent that they exist and are available to Mozart, including, without limitation, the following: (a) copies of Mozart's Articles of Incorporation and Bylaws as currently in effect; (b) Mozart's Minute Book containing all records of all proceedings, consents, actions, and meetings of Mozart's shareholders, board of directors and any committees thereof; (c) Mozart's stock ledger and journal reflecting all stock issuances and transfers; and (d) all permits, orders, and consents issued by any regulatory agency with respect to Mozart, or any securities of Mozart, and all applications for such permits, orders, and consents.

         3.18 No Brokers. Mozart is not obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Merger or in connection with any transaction contemplated hereby or thereby except for fees to the Corum Group.

         3.19 Books and Records. The books, records and accounts of Mozart (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with commercially reasonable business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Mozart, and (d) accurately and fairly reflect the basis for the Financial Statements. Mozart maintains a system of internal accounting controls sufficient to permit preparation of financial statements in conformity with generally accepted accounting principles.

         3.20 Insurance. Mozart maintains fire and casualty, and general liability insurance reasonably prudent for similarly sized and similarly situated businesses.

         3.21 Environmental Matters.

                  3.21.1 To the best knowledge of Mozart, during the period that Mozart has leased or owned its properties or owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities. Mozart has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to Mozart having taken possession of any of such properties or facilities. For the purposes of this Agreement, the terms "DISPOSAL," "RELEASE," and "THREATENED RELEASE" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA"). For the purposes of this Agreement, "HAZARDOUS MATERIALS" shall mean any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous materials," "toxic substance" or "hazardous chemical" under (a) CERCLA; (b) any similar federal, state or local law; or (c) regulations promulgated under any of the above laws or statutes.

                  3.21.2 To the best knowledge of Mozart, none of the properties or facilities of Mozart is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition. During the time that Mozart has owned or leased its properties and facilities, neither Mozart nor to Mozart's best knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials other than those present in normal and lawful amounts in normal office cleaning supplies.

                  3.21.3 During the time that Mozart has owned or leased its properties and facilities: (a) there has been no litigation brought or threatened against Mozart or any settlement reached by Mozart with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities; and (b) to the best of Mozart's knowledge, there has been no litigation brought or threatened against any lessor or owner of real property leased by Mozart or any settlement reached by such lessor or owner with any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

         3.22 Full Disclosure. All of the representations and warranties made by Mozart under Section 3 of this Agreement are true, correct and complete in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations, warranties or statements, in light of the circumstances under which they were made, not misleading.

4.       REPRESENTATIONS AND WARRANTIES OF SEEC

         SEEC hereby represents and warrants, that, except as set forth in the Disclosure Exhibits, each of the following representations and statements in this Section 4 are true and correct as of the Date of this Agreement:

         4.1 Organization and Good Standing. SEEC is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

         4.2 Power, Authorization and Validity.

                  4.2.1 SEEC has the right, power, legal capacity and authority to enter into, execute and perform its obligations under this Agreement and all agreements to which SEEC is or shall be a party that are to be executed by SEEC pursuant to, or with Mozart concurrently with, the execution of this Agreement being entered into by and between Mozart and SEEC concurrently with their execution of this Agreement (collectively, the "SEEC Ancillary Agreements"). The execution, delivery and performance of this Agreement and the SEEC Ancillary Agreements have been duly and validly approved and authorized by SEEC's Board of Directors.

                  4.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable SEEC to enter into and to perform its obligations under this Agreement and the SEEC Ancillary Agreements, except for
(a) the filing of the Agreement of Merger with the offices of the Delaware Secretary of State and with the California Department of State, if any; and (b) the filing of such documents which may be required to comply with federal and state securities laws.

                  4.2.3 This Agreement and the SEEC Ancillary Agreements are, or when executed by SEEC shall be, valid and binding obligations of SEEC enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

         4.3 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor any SEEC Ancillary Agreement, nor the consummation of the transactions contemplated hereby and thereby, shall conflict with, or (with or without notice or lapse of time, or both) result in: (a) a termination, breach, impairment or violation of (i) any provision of the Articles of Incorporation or Bylaws of SEEC, as currently in effect or (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to SEEC or its assets or properties; or (b) a termination, or a material breach, impairment or violation, of any material instrument, agreement, contract or commitment to which SEEC is a party or by which SEEC or its assets or properties are bound that would have a material adverse effect on the business or financial condition of SEEC and its subsidiaries, taken as a whole.

         4.4 Absence of Litigation. There is no claim, action, proceeding or investigation pending or, to the best knowledge of SEEC, threatened against SEEC or any property or asset of SEEC, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which would have a material adverse effect on SEEC. Neither SEEC nor any property or asset of SEEC, is subject to any order, writ, judgment, injunction, decree, determination or award which would have, individually or in the aggregate, a material adverse effect on the business or financial condition of SEEC and its subsidiaries, taken as a whole.

5.       MOZART COVENANTS

         5.1 Preclosing Covenants. During the period from the Date of this Agreement until the earlier to occur of (i) the Closing Date or (ii) the termination of this Agreement in accordance with Section 10, Mozart covenants and agrees with SEEC as follows:

                  5.1.1 Cooperation; Advice of Changes. Mozart shall promptly advise SEEC in writing (a) of any event occurring subsequent to the Date of this Agreement of which Mozart becomes aware that would render any representation or warranty of Mozart contained in Section 3 of this Agreement inaccurate if such representation or warranty had been made on or as of the date of any such event and (b) of any material adverse change in Mozart's business, results of operations or financial condition of which Mozart becomes aware. Mozart shall deliver to SEEC within fifteen (15) days after the end of each full calendar month ending after the Date of this Agreement and before the Closing Date, an unaudited balance sheet, statement of operations and statement of cash flows for such monthly period.

                  5.1.2 Maintenance of Business. Mozart shall use its best efforts to carry on and preserve its business and its relationships with customers, suppliers, licensors, employees and others in substantially the same manner as it has prior to the date hereof.

                  5.1.3 Conduct of Business. Mozart shall continue to conduct its business and maintain its business relationships in the ordinary course.

                  5.1.4 Certain Actions. Mozart shall not, without the prior written consent of the Chief Financial Officer of SEEC:

                           (a) borrow or lend any money (other than (i) funds
borrowed from the Controlling Shareholders or (ii) pursuant to any bank credit line or similar credit facility, in each case only for the purposes of providing Mozart with funds necessary to pay its ordinary and necessary business expenses) or encumber or voluntarily permit any of its assets to be encumbered or subject to any lien.;

                           (b) enter into, amend or terminate any transaction,
lease, contract or other agreement that (i) would materially increase Mozart's working capital requirements or any other bank credit line or similar credit facility of Mozart; (ii) would adversely affect SEEC's ability to operate, or obtain the financial benefit of, the business of Mozart following the Effective Time; or (iii) that contains any terms or conditions that would make consummation of the Merger a breach or violation of such transaction, lease, contract or other agreement;

                           (c) sell, lease or otherwise dispose of any of its
assets that are material to it, whether individually or in the aggregate, or license any of its technology or intellectual property on any exclusive basis or in any other manner that would adversely affect SEEC's ability to successfully exploit such technology or intellectual property after the Effective Time consistent with Mozart's historic business practices;

                           (d) pay to, or made payments for the benefit of, the
Controlling Shareholders in any amounts in excess of $17,500 per month in the aggregate, or increase any officer's, employee's or consultant's compensation or enter into any new employment agreement with any such person;

                           (e) change any of its accounting methods in any
material respect that is not approved by SEEC (such approval not to be unreasonably withheld);

                           (f) guarantee, or act as a surety for, any obligation
of any third party;

                           (g) declare, set aside or pay any cash or stock
dividend or other distribution in respect of capital stock, or redeem, repurchase or otherwise acquire any of its capital stock;

                           (h) issue or sell any shares of its capital stock of
any class (except for an issuance of Mozart Common
Stock upon the exercise of a Mozart Option that is disclosed in Section 3.3 as, and is in fact, outstanding on the Date of this Agreement, or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue any shares of capital stock or other securities of Mozart;

                           (i) split, combine or reclassify any outstanding
shares of its capital stock of any class or series, enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities, modify any rights of any of its securities, accelerate the vesting of any outstanding option or other security, or otherwise change the equity interest of any of its voting securities;

                           (j) merge, consolidate or reorganize with, or acquire
any entity other than SEEC Sub;

                           (k) amend its Articles of Incorporation or Bylaws; or

                           (l) agree to do any of the things described in the
preceding clauses 5.1.4(a) through 5.1.4(k).


                  5.1.5 Shareholder Approval. Mozart shall call and hold a special meeting of Mozart's shareholders or solicit the written consent of Mozart's shareholders at the earliest practicable date after the Date of this Agreement, to submit this Agreement, and related matters for the consideration and approval of Mozart's shareholders, which approval shall be recommended by Mozart's Board of Directors (such vote or consent of the Mozart shareholders is hereinafter referred to as the "Mozart Shareholder Vote").

                  5.1.6 Regulatory Approvals. Mozart shall use reasonable, good faith efforts to obtain, and to cooperate with SEEC to obtain, all authorizations, approvals and consents of any governmental body, which may be reasonably required in connection with the consummation of the Merger and/or any other transaction contemplated by this Agreement in accordance with the terms of this Agreement.

                  5.1.7 Necessary Consents. Mozart shall cooperate with SEEC to obtain such written consents, waivers or approvals as are required to allow the consummation of the transactions contemplated hereby, to allow SEEC and SEEC Sub to carry on Mozart's business after the Closing and to allow SEEC (or SEEC Sub) to enjoy the full benefit of any material lease, mortgage, contract, agreement or instrument to which Mozart is a party or by which Mozart or its property is or may be bound at the Closing Date.

                  5.1.8 Litigation. Mozart shall notify SEEC in writing promptly after learning of any material action, suit, claim, arbitration, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it, or known by it to be threatened against it.

                  5.1.9 No Other Negotiations. Mozart shall not, and shall not authorize, encourage or direct any officer, director, employee or affiliate of Mozart, or any other person, on its behalf to, directly or indirectly, solicit or encourage any offer from any party or consider any inquiries or proposals received from any other party, participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate with, facilitate or encourage, any effort or attempt by any person (other than SEEC), concerning any agreement or transaction regarding the possible disposition of all or any substantial portion of Mozart's business, assets or capital stock by merger, consolidation, sale of assets or any other means of business combination (an "Alternative Transaction"). Mozart shall promptly notify SEEC orally and in writing of any such inquiries or proposals. In addition Mozart shall not execute, enter into or become bound by (a) a letter of intent or other agreement between Mozart and any third party that is related to an Alternative Transaction and pursuant to which Mozart makes any agreement that would be binding on SEEC if the Merger occurred or that may adversely affect Mozart's assets or the consummation of the Merger, or (b) an agreement or commitment between Mozart and a third party providing for an Alternative Transaction.

                  5.1.10 Access to Information. Until the Closing, Mozart shall allow SEEC and its agents reasonable access to the files, books, records and offices of Mozart, including, without limitation, any and all information relating to Mozart's Taxes, commitments, contracts, leases, licenses, and real, personal, intangible and intellectual property and financial condition, subject to the terms of the Mutual Non-Disclosure Agreement between Mozart and SEEC dated May 5, 1999 (the "Confidentiality Agreement"). Mozart shall authorize and request its accountants to cooperate with SEEC and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

                  5.1.11 Satisfaction of Conditions Precedent. Mozart shall use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Sections 8 and 9 below (insofar as satisfaction of such conditions is within Mozart's reasonable control), and Mozart shall use its best efforts to cause the transactions contemplated by this Agreement to be consummated.


         5.2 Mozart Dissenting Shares. As promptly as practicable after the date of the Mozart Shareholder Vote and prior to the Effective Time, Mozart shall furnish SEEC with the name and address of each holder of any Mozart Dissenting Shares (if any) and the number of Mozart Dissenting Shares owned by each such holder.

         5.3 Termination of Registration and Voting Rights. All registration rights agreements and voting agreements applicable to or affecting any outstanding shares or other securities of Mozart shall be duly terminated and canceled by no later than the Effective Time.

         5.4 Invention Assignment and Confidentiality Agreements. Each employee and consultant of Mozart who has had access to any software or other technology owned or developed by Mozart, or to any other confidential or proprietary information of Mozart, shall have executed and delivered to Mozart an invention assignment and confidentiality agreement in a form reasonably acceptable to SEEC.

         5.5 Mozart Options. Promptly after the Date of this Agreement, Mozart and SEEC will determine the procedures to effect the exercise or forfeiture of the Mozart Options as described in Section 2.1.3 above.

         5.6 Agreements with Controlling Shareholders. All agreements between Mozart and the Controlling Shareholders (or either of them) shall be duly terminated and canceled by no later than the Closing Date.

         5.7 Closing of Merger. Mozart shall not refuse to effect the Merger if, on or before the Closing Date, all the conditions precedent to Mozart's obligations to effect the Merger under Section 8 hereof have been satisfied or waived by Mozart.

6.       SEEC COVENANTS

         6.1 Preclosing Covenants. During the period from the Date of this Agreement until the earlier to occur of (i) the Effective Time or (ii) the termination of this Agreement in accordance with Section 10, SEEC covenants and agrees as follows:

                  6.1.1 Regulatory Approvals. SEEC shall execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be legally required, in connection with the consummation of the transactions contemplated by this Agreement. SEEC shall use its best efforts to obtain, and to cooperate with Mozart to obtain, all such authorizations, approvals and consents, if any.

                  6.1.2 Satisfaction of Conditions Precedent. SEEC shall use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Sections 8 and 9 below (insofar as satisfaction of such conditions is within SEEC's reasonable control), and SEEC shall use its best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to enable it to effect the transactions contemplated hereby.

                  6.1.3 Litigation. SEEC shall notify Mozart in writing promptly after learning of any material action, suit, arbitration, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against SEEC or known by it to be threatened against it, which could reasonably be expected to materially and adversely affect SEEC or the prospects for consummation of the Merger if such action, suit, arbitration, proceeding or investigation were decided adversely to SEEC.

                  6.1.4 Advice of Changes. SEEC shall promptly advise Mozart in writing (a) of any event occurring subsequent to the Date of this Agreement that would render any representation or warranty of SEEC contained in Section 4 of this Agreement (as qualified by the SEEC Disclosure Letter), if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any material adverse change in SEEC's business, results of operations or financial condition; provided, however, that SEEC shall not be obligated to disclose such information to Mozart at any time or in any manner that might subject SEEC to liability under applicable securities laws.


         6.2 Post-Merger Grant of Options. If the Merger is consummated as contemplated by this Agreement, then as soon as reasonably practicable following the closing and consummation of the Merger, and subject to the customary approval of the Compensation Committee of SEEC's Board of Directors or its delegate(s), SEEC shall grant to those persons who are Mozart employees at the date of the Closing of the Merger and who continue as Mozart employees thereafter, options to purchase shares of SEEC Common Stock in amounts determined by SEEC in its sole discretion but in amount no less than the option grant levels that are then customary for new SEEC employees of similar responsibility and status.

         6.3 Closing of Merger. SEEC shall not refuse to effect the Merger if all the conditions precedent to SEEC's obligations to effect the Merger under
Section 9 hereof have been satisfied or waived by SEEC.

7.       CLOSING MATTERS

         7.1 The Closing; Closing Date.

                  (a) Closing. The closing of the transactions for consummation of the Merger (the "Closing") shall take place at the offices of Mozart on or before July 30, 1999 (the "Scheduled Closing Date") unless the parties otherwise agree. Nothing in this Section is intended to waive or eliminate the conditions precedent to the parties' obligations to effect the Merger in Sections 8 and 9 hereof.
                  (b) Interim Balance Sheet. Mozart shall deliver the Interim Balance Sheet to SEEC no later than three business days before the Closing.

                  (c) Actions at Closing; Closing Date. Concurrently with the Closing, the Agreement of Merger shall be filed in the offices of the Delaware Secretary of State and the California Department of State, respectively. As used herein, the "Closing Date" shall mean the date on which the Closing occurs.


         7.2      Mozart Stock.

                  7.2.1 Certificates evidencing Mozart capital stock ("Mozart Certificates") outstanding prior to the Closing will be surrendered at the Closing in exchange for a cash payment as provided in Section 2 above.

                  7.2.2 Until Mozart Certificates are surrendered pursuant to
Section 7.2.1 above, such Mozart Certificates shall be deemed, for all purposes, to evidence the right to receive a proportionate interest in the Closing Cash Amount pursuant to Section 2 above.


8.       CONDITIONS TO OBLIGATIONS OF MOZART

         Mozart's obligations to effect the Merger hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Mozart, but only in a writing signed by Mozart):

         8.1 Accuracy of Representations and Warranties. The representations and warranties of SEEC set forth in Section 4 shall have been true and accurate in every material respect on and as of the Date of this Agreement, and Mozart shall have received a certificate executed by SEEC's President, Executive Vice President or Chief Financial Officer that all such representations and warranties are true and accurate as of the Closing Date.

         8.2 Covenants. SEEC shall have performed and complied in all material respects with all its covenants in Section 6 on or before the Closing (or cured any such failure to perform and comply with such covenants), and Mozart shall have received a certificate to such effect signed by SEEC's President, Executive Vice President or Chief Financial Officer.

         8.3 Compliance with Law; No Legal Restraints. The parties shall be able to consummate the Merger without violation of any law, judgment, order or decree, and all authorizations or consents required to be obtained from any governmental authority to lawfully consummate the Merger shall have been obtained.

         8.4 Requisite Mozart Shareholder Approvals. The principal terms of this Agreement, the Agreement of Merger and the Merger shall have been approved and adopted by Mozart's shareholders, as required by applicable law and Mozart's Articles of Incorporation and Bylaws.

         8.5 Offers of Employment. Written offers of continued employment on terms no less favorable than those currently in effect shall have been made to those employees of Mozart listed on Exhibit 8.5.

         8.6 Opinion of SEEC's Counsel. Mozart shall have received from Cabraja & Silverberg, P.C., counsel to SEEC, an opinion substantially in the form of
Exhibit 8.6.


9.       CONDITIONS TO OBLIGATIONS OF SEEC

         The obligations of SEEC to effect the Merger hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by SEEC, but only in a writing signed by SEEC):

         9.1 Covenants. Mozart shall have performed and complied in all material respects with all of its covenants contained in Section 5 and on or before the Closing (or cured any such failure to perform or comply with such covenants) and SEEC shall have received a certificate to such effect signed by Mozart's President. The Controlling Shareholders shall have performed all their covenants contained in the Joinder Agreement on or before the Closing.

         9.2 Compliance with Law; No Legal Restraints. The parties shall be able to consummate the Merger without violation of any law, judgment, order or decree, and all authorizations or consents required to be obtained from any governmental authority to lawfully consummate the Merger shall have been obtained.

         9.3 Outstanding Securities; No SEEC Stockholder Vote. The shares of Mozart Capital Stock outstanding immediately prior to the Closing shall consist only of (i) the shares of Mozart Common Stock outstanding as of the Date of this Agreement, and (ii) any shares of Mozart Common Stock issued upon the exercise of any Mozart Stock Option.

         9.4 Resignation of Directors. The officers and directors of Mozart in office immediately prior to the Closing shall have resigned their respective positions with the Surviving Corporation effective as of the Effective Time.

         9.5 Requisite Mozart Shareholder Approvals. The principal terms of this Agreement, the Agreement of Merger and the Merger shall have been approved and adopted by Mozart's shareholders, as required by applicable law and Mozart's Articles of Incorporation and Bylaws, and by Mozart's Board of Directors and holders of the issued and outstanding shares of Mozart capital stock representing at least ninety-nine percent (99%) of the voting power of all issued and outstanding shares of Mozart capital stock shall have duly and validly affirmatively voted to approve this Agreement, the Agreement of Merger and the Merger in accordance with all applicable laws.

         9.6 Limits on Dissenting Shares. The shares of Mozart Stock with respect to which any Mozart shareholders shall be eligible to exercise or perfect any statutory appraisal rights of dissenting shareholders shall not exceed that number (and class or series) of shares of Mozart Stock that, but for the exercise of such statutory appraisal rights, would be entitled to receive one percent (1%) or more of the Closing Cash Amount that would be payable by SEEC in the Merger upon the conversion of all shares of Mozart Stock that are outstanding immediately prior to the Effective Time.

         9.7 Key Employees. Each of the employees of Mozart listed on Exhibit
9.7 shall have agreed to continue employment with the Surviving Corporation or SEEC. Alan P. Parnass shall have executed and delivered the Employment Agreement. The Controlling Shareholders shall have executed and delivered a Non-Competition Agreement in the form of Exhibit D hereto.

         9.8 Compliance by the Controlling Shareholders. The Controlling Shareholders shall have fully complied with their covenants set forth in Joinder Agreement to be fulfilled on or before the Closing.

         9.9 Opinion of Mozart's Counsel. SEEC shall have received from Fenwick & West, counsel to Mozart, an opinion limited to Sections 3.1 and 3.2 hereof, and Section 3.2 of the Joinder Agreement.

         9.10 Distribution Agreements. Mozart shall deliver evidence satisfactory to SEEC and its counsel that any exclusive distribution agreement with any third party has been amended to the extent necessary to make such agreement non-exclusive.

10.      TERMINATION OF AGREEMENT AND MERGER

         10.1 Termination.

                  10.1.1 By Consent. This Agreement, the Agreement of Merger, the Merger and all transactions related thereto may be terminated at any time prior to the Effective Time by the mutual written consent of SEEC and Mozart.

                  10.1.2 Termination on Termination Date. Unless the Merger has occurred, or unless otherwise agreed in writing by the parties hereto, this Agreement, the Agreement of Merger, the Merger and all transactions related thereto will automatically terminate without the need for action on the part of any party hereto at Midnight Pacific Time on August 30, 1999 (such time and date being hereinafter referred to as the "Termination Date") if by that time all of the conditions precedent to the parties' obligation to effect the Merger set forth in Sections 8 and 9 hereof have not been satisfied or waived in writing by the appropriate party.

                  10.1.3 Termination by SEEC for Breach by Mozart and Remedies Therefor. If: (i) Mozart enters into an agreement or commitment with a third party providing for an Alternative Transaction; (ii) all of the conditions precedent to Mozart's and SEEC's obligations to effect the Merger under Sections 8 and 9 hereof have been fulfilled in all material respects (or waived in writing by the party whose obligation to close would otherwise be subject to such condition precedent) by the Scheduled Closing Date and SEEC stands ready, willing and able to effect the Closing and the Merger, and Mozart nevertheless refuses or fails to effect and consummate the Merger on the Scheduled Closing Date; (iii) either or both of the Controlling Shareholders fail to vote all their Mozart shares in favor of this Agreement and the Merger at the Mozart Shareholder Vote or otherwise or attempt to exercise statutory dissenting shareholders' appraisal rights; or (iv) the shareholders of Mozart fail to approve this Agreement and the Merger by the percentage vote required in Section
9.5 hereof; then (a) SEEC may immediately terminate this Agreement, the Merger and all transactions related thereto by giving Mozart written notice of such termination; and SEEC shall have all remedies available to it under applicable law.

                  10.1.4 Termination for Breach by SEEC and Remedies Therefor. If all of the conditions precedent to Mozart's and SEEC's obligations to effect the Merger under Sections 8 and 9 hereof have been fulfilled in all material respects (or waived in writing by the party whose obligation to close would otherwise be subject to such condition precedent) by the Scheduled Closing Date and Mozart stands ready, willing and able to effect the Closing and the Merger, and notwithstanding the fulfillment and/or waiver of all such conditions precedent and Mozart's willingness and ability to effect the Closing and the Merger, SEEC refuses or fails to effect and consummate the Merger by the Scheduled Closing Date, then Mozart may immediately terminate this Agreement, the Merger and all transactions related thereto by giving SEEC written notice of such termination; and Mozart shall have all remedies available to it under applicable law.

         10.2 No Liability; Survival of Certain Terms. Any termination of this Agreement in accordance with the provisions of this Section 10 (other than a termination of this Agreement pursuant to Section 10.1.3 or Section 10.1.4) will be without further obligation or liability upon any party in favor of the other party hereto other than the obligations of the parties set forth in the Confidentiality Agreement, which provides for certain mutual nondisclosure agreements between Mozart and SEEC (but only for the length of time expressly contemplated by the Confidentiality Agreement).

11.      SURVIVAL OF REPRESENTATIONS; REDUCTION OF MERGER CONSIDERATION

         11.1 Survival of Representations. All representations and warranties of Mozart in Section 3 hereof will survive execution of this Agreement and continue in effect for a period of one year after the Closing except for the representations set forth in (i) Sections 3.6, and 3.13 which shall survive for a period of three years after the Closing and (ii) Section 3.7 which shall survive for a period equal to the length of applicable statutes of limitation. The representations and warranties of SEEC in Section 4 hereof shall survive the Closing for a period of one year.

         11.2 Remedies for Breach of Mozart Representations and Warranties. Subject to the terms and conditions of this Section 11, in the event that, at any time or from time to time after Closing, SEEC asserts a claim that any representation or warranty made by Mozart in Section 3 of this Agreement was false, untrue, incorrect or inaccurate in any material respect as of the Date of this Agreement or the Closing, then SEEC may pursue any and all remedies available to it under the terms of the Joinder Agreement.


12.      MISCELLANEOUS

         12.1 Governing Law; Venue. The laws of the Commonwealth of Pennsylvania (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. The parties agree that any controversy or claim arising out of or relating to this Agreement shall be litigated in the United States District Court for the Western District of Pennsylvania sitting in Pittsburgh, Pennsylvania.

         12.2 Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         12.3 Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

         12.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of both parties reflected hereon as signatories.

         12.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other.

         12.6 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions. This Agreement may be amended by the parties hereto at any time before or after approval of the shareholders of Mozart, but, after such approval, no amendment shall be made which by applicable law requires the further approval of the shareholders of Mozart without obtaining such further approval.

         12.7 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against either party. A reference to a Section or an exhibit shall mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

         12.8 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, its reasonable attorneys' fees, and other costs and expenses incurred in such suit to be fixed by the court (including without limitation, costs, expenses and fees on any appeal) regardless of whether the trial is before a jury or a judge alone. The prevailing party shall be entitled to recover its attorneys' fees, other reasonable costs and expenses of such suit, regardless of whether such suit proceeds to final judgment. The presiding judge or the motions judge, if there is no presiding judge, shall finally decide the amount of attorneys' fees, costs and expenses that may be recovered by a prevailing party under this Section and the identity of the prevailing party.

         12.9 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by telecopier, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications shall be deemed to have been given and served effective upon receipt if hand delivered or sent by telecopier, three (3) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section:

                  (i)      If to SEEC:
                           SEEC Inc.
                           Park West One
                           Cliff Mine Rd., Suite 200
                           Pittsburgh, PA  15275
                           Attention:

                  with a copy to:

                           Cabraja & Silverberg, P.C.
                           3400 Gulf Tower
                           Pittsburgh, PA 15219
                           Attention:  Mary L. Silverberg

                  (ii)     If to Mozart:
                           Mozart Systems Corporation
                           1350 Bayshore Highway
                           Suite 630
                           Burlingame, CA 94010

                           Attention: President

                  with a copy to:

                           Manatt, Phelps & Phillips, LLP
                           3030 Hansen Way
                           Suite 100
                           Palo Alto, CA 94304
                           Attention: Neal M. Williams, Esq.


or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 12.9.

         12.10 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times shall continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section.

         12.11 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

         12.12 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

         12.13 Public Announcement. Until SEEC has made a public press release announcing its entry into this Agreement, Mozart shall not disclose the fact of the entry into and execution of this Agreement by the parties without SEEC's prior written consent. SEEC may, at such time or times as its may deem appropriate, issue such press releases, and make such other disclosures regarding the parties entry into and execution of this Agreement, the Merger and other subject matter of this Agreement, as SEEC determines are necessary or appropriate, or required under applicable laws, rules or regulations.

         12.14 Entire Agreement. This Agreement and the exhibits and schedules hereto and the other agreements referenced in this Agreement constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, including without limitation the letter of preliminary understanding between Mozart and SEEC dated June 20, 1999, between the parties with respect hereto other than the Confidentiality Agreement. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

         12.15 Expenses. Each party hereto will be responsible for its own expenses incurred in connection with the negotiation and execution of this Agreement and the other agreements to be entered into in connection herewith.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Date of this Agreement.


SEEC INC.                                    MOZART SYSTEMS CORPORATION



By: /s/ Ravindra Koka                        By: /s/ Alan P. Parnass
   ----------------------------                 -------------------------------

Title: President & CEO                       Title: President
      -------------------------                    ----------------------------



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